Exhibit 5.1

Kaufman & Canoles, P.C. Two James Center 1021 East Cary Street, Suite 1400 Richmond, VA 23219 Mailing Address Post Office Box 27828 Richmond, VA 23261 T (804) 771.5700 F (804) 771.5777 kaufCAN.com

April 25, 2014

Wheeler Real Estate Investment Trust, Inc.

Riversedge North

2529 Virginia Beach Blvd., Suite 200

Virginia Beach, Virginia 23452

Re:	Registration Statement on Form S-11
Filed Pursuant to Rule 462(b)

Ladies and Gentlemen:

We have served as Maryland counsel to Wheeler Real Estate Investment Trust, Inc., a Maryland corporation (the “Company”), in connection with certain matters of Maryland law arising out of the registration of 27,600 units (the “Units”), with each unit comprised of (i) five shares of Series B Preferred Stock (the “Series B Preferred Stock”), and (ii) six warrants (each, a “Warrant” and collectively, the “Warrants”) each to purchase one share of the Company’s common stock, $0.01 par value per share (the “Common Stock”), in an offering of the Units, Series B Preferred Stock and Warrants covered by the above-referenced Registration Statement, and all amendments thereto (collectively, the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1. The Registration Statement and the prospectus included therein, in the form in which it was transmitted to the Commission under the Securities Act;

2. The charter of the Company (the “Charter”), certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

3. The Bylaws of the Company, certified as of the date hereof by an officer of the Company;

4. A certificate of the SDAT as to the good standing of the Company, dated as of April 18, 2014;

Disclosure Required by Internal Revenue Service Circular 230: This communication is not a tax opinion. To the extent it contains tax advice, it is not intended or written by the practitioner to be used, and it cannot be used by the taxpayer, for the purpose of avoiding tax penalties that may be imposed on the taxpayer by the Internal Revenue Service.

Wheeler Real Estate Investment Trust, Inc.

April 25, 2014

5. Resolutions adopted by the Board of Directors of the Company (the “Board”) or a duly authorized committee thereof relating to, among other matters, the registration and issuance of the Units, Series B Preferred Stock and Warrants (the “Resolutions”), certified as of the date hereof by an officer of the Company;

6. A certificate executed by an officer of the Company, dated as of the date hereof; and

7. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1. Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4. All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

5. The Series B Preferred Stock will not be issued or transferred in violation of the restrictions on transfer and ownership contained in Article VI of the Charter.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1. The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2. The issuance of the Units, Series B Preferred Stock and Warrants has been duly authorized and, when and if delivered against payment therefor in accordance with the Registration Statement, the Resolutions and any other resolutions adopted by the Board or a duly authorized committee thereof relating thereto, the Units, Series B Preferred Stock and Warrants will be validly issued, fully paid and nonassessable.

Wheeler Real Estate Investment Trust, Inc.

April 25, 2014

We are members of the Bar of Maryland and do not purport to be experts on laws other than the laws of the State of Maryland and the federal laws of the United States. Consequently, we do not render any opinions on any laws other than the laws of the State of Maryland and the federal laws of the United States.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/S/ Kaufman & Canoles

Kaufman & Canoles, P.C.